Exhibit 99
THE SELECT FAMILY OF STAFFING COMPANIES COMPLETES
STOCK PURCHASE OF CALIFORNIA-BASED WESTAFF

SANTA BARBARA, CA – March 20, 2009 – Koosharem Corporation, parent company for The Select Family of Staffing Companies, a top 10 national staffing industry leader, has completed its acquisition of Walnut Creek, California-based Westaff Inc. Westaff’s revenues have totaled over $300 million annually. Select anticipates that its annual revenues will be $1.6 billion after the transaction. Select is, and will continue to be, a privately held company.

“Westaff’s long-standing reputation and strong client base in the marketplace have attracted my interest for several years,” said Steve Sorensen, Chairman and CEO of The Select Family of Staffing Companies. “I’m enthusiastic that we’ve finally realized our efforts to bring Westaff’s book of business and talented operations teams into the Select fold.”

Westaff and The Select Family of Staffing Companies are similar organizations. Both focus on light industrial and clerical placements in a wide range of industries, have several hundred offices located throughout the United States, serve approximately 10,000 clients, and have successful franchise locations.

These areas of overlap, and Westaff’s competitive strength made the acquisition an excellent strategic and geographic fit.  By combining the two companies’ strengths, Select enhances its ability to provide Clients with national solutions and improve its position in a number of the nation’s strongest markets.

All of Westaff’s company-owned locations will be incorporated into The Select Family’s Select Staffing, Select Staffing, and RemX Specialty Staffing divisions. Franchises in most cases will continue to operate under the Westaff brand.

American Stock Transfer & Trust Company has been appointed the exchange agent for payment of the merger consideration.  Select anticipates that the exchange agent will contact shareholders shortly with instructions on how to receive payment for the shares.  As a result of the merger, Westaff will no longer file periodic reports with the Securities and Exchange Commission, and shares of the Company’s common stock will no longer trade on the NASDAQ Stock Market.  Skadden, Arps, Slate, Meagher & Flom LLP acted as legal counsel to Select; Morrison & Foerster LLP acted as legal counsel to Westaff.

About Westaff

Founded in 1948 by Robert Stover, Westaff provides staffing services and employment opportunities for businesses in global markets. Westaff annually employs more than 100,000 people and services thousands of client accounts throughout the United States.

About The Select Family of Staffing Companies

Founded in Santa Barbara, California in 1985, The Select Family of Staffing Companies is one of the nation’s fastest-growing, full-service staffing companies.  The company operates as Select Staffing®,

Select Staffing®, Remedy® Intelligent Staffing, RemX® Specialty Staffing, Select Truckers PlusSM, Select FocusSM, and other national brands.  Select Staffing® offers premier workforce management services, including recruiting and screening professional job candidates, payroll and time attendance management, on-site supervision, proactive safety programs, and specialty staffing solutions, to a wide variety of client companies, including manufacturing, industrial, clerical, administrative, accounting, finance, information technology, and professional services.

For more information on The Select Family of Staffing Companies, please visit the company’s website at www.selectfamily.com.

# # #